Exhibit 99.2

News From:

Release Date: October 22, 2015

Contact:	Jenniffer Collins
IGI Laboratories, Inc.
(856) 697-1441
www.igilabs.com

IGI LABORATORIES, INC. ANNOUNCES NAME CHANGE TO TELIGENT, INC.

New Name and Corporate Identity Reflect the Company’s Ongoing Transformation

BUENA, NJ - (PR NEWSWIRE) – IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey-based specialty generic pharmaceutical company, announced that it will adopt Teligent, Inc. as its new name and will begin trading under a new symbol – TLGT – after ringing the NASDAQ Opening Bell on October 26, 2015.

‘’Our new name captures the energy and passion that our people feel about our future,’’ said Jason Grenfell-Gardner, the Company’s President and Chief Executive Officer. ‘’We are proud of what we have accomplished so far in our Company’s transformation, and our people are energized by the opportunities that we see ahead of us.

‘’There are three pillars that shape the kind of company that we are building. First, we are driven by robust science. Second, we accept no middle ground when it comes to product quality. Finally, we believe in fostering a career of craftsmanship, where our people can become experts in their trade. Our new brand identity evolved from these three pillars, and they will continue to shape our future.’’

The icon in the new logo includes a distinctive spark that speaks to the unifying energy of the Company’s culture. The spark reflects the dynamic, yet human and engaging characteristic that is shared and valued by employees. As part of the name change, the Company is launching a new website at www.Teligent.com on October 23, 2015.

The Company continues to trade under ticker symbol IG on NYSE MKT until market close on October 23, 2015. Trading on NASDAQ under the Teligent name and ticker symbol TLGT will begin at market open on October 26, 2015.

About IGI Laboratories, Inc. (Soon to be Teligent, Inc. as of 5:00 PM EDT on October 23, 2015)

IGI Laboratories, Inc., soon to be Teligent, Inc., is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market.

Forward Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," “believe,” “target,” “estimated,” "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those included from time to time in the "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Actual results may differ materially from these expectations. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in and the impact of global political, economic, business, competitive, market, regulatory and other factors; and our inability to complete successfully future product acquisitions. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.